PUT AGREEMENT

PUT AGREEMENT (the "Agreement"), dated as of June 19, 2009, by and among Jinxiang Lu, a natural person in his personal capacity and not in his capacity as an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Shareholder"), _________ (the "Investor") and A-Power Energy Generation Systems, Ltd., a company incorporated under the laws of the British Virgin Islands, with headquarters located at No. 44 Jingxing Road, Tiexi District, Shenyang, Liaoning Province, China 110021 (the "Company").

WHEREAS:

A.           In connection with the Securities Purchase Agreement, by and among the Company, the Investor and the other investors listed on the Schedule of Investors attached thereto (each, a "Buyer" and collectively, the "Buyers") of even date herewith (the "Securities Purchase Agreement"), the Company has agreed, upon the terms and subject to the conditions of the Securities Purchase Agreement, to issue and sell to each Buyer (i) senior convertible notes (the "Notes") which will be convertible into the Company's common shares, par value $0.0001 per share (the "Common Shares") (as converted, collectively, the "Conversion Shares") and (ii) warrants (the "Warrants"), which will be exercisable to purchase Common Shares (as exercised collectively, the "Warrant Shares").

B.           Concurrently herewith, the Company, the Shareholder and Hudson Bay Fund LP, as collateral agent for the Buyers (in such capacity, and not in its capacity as a Buyer or a holder of Notes or Warrants, the "Collateral Agent," which term includes the successor collateral agent appointed pursuant to Section 4(y) of the Securities Purchase Agreement) have entered into that certain Pledge Agreement, pursuant to which the Shareholder has agreed to pledge certain Common Shares owned by the Shareholder (the "Pledged Shares") to the Collateral Agent including shares deliverable pursuant to this Agreement.

C.           As a condition to the Investor's extending credit to the Company pursuant to the Note, the Shareholder and the Investor desire, at the option of the Investor, from time to time, to exchange any Notes of the Investor and/or Warrants of the Investor, in whole or in part, for the Pledged Shares and/or, under certain circumstances, the Investor's right to forgo Additional Conversion Obligations (as defined below) in exchange for Pledged Shares (as exchanged, collectively, the "Exchange Shares") in accordance with the terms and conditions set forth herein.

D.           Concurrently herewith the Buyers (other than the Investor) (the "Other Buyers") are also entering into agreements identical to this Agreement (the "Other Agreements") with the Company.

E.           Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement.

NOW, THEREFORE, the Shareholder, the Investor and the Company hereby agree as follows:

1.           EXCHANGE OF NOTES AND WARRANTS.  Subject to the terms of this Agreement, each Note and each Warrant of the Investor shall be exchangeable into Exchange Shares from time to time, on the terms and conditions set forth in this Agreement and shall not be limited by any event or circumstance affecting the Company or whether or not the Company is in compliance with its obligations under the Notes and/or Warrants, except as expressly set forth herein.

(a)           Exchange Right.  Subject to the limitations set forth in Section 1(h) below and in accordance with the applicable provisions of Section 1(b) below, during the Exchange Period (as defined below), each holder of a Note or Warrant subject to this Agreement (each, a "Holder") shall be entitled to (i) exchange any portion of the outstanding and unpaid Conversion Amount (as defined in the Note) of such Holder's Note into such number of fully paid and nonassessable Exchange Shares equal to the Note Exchange Amount (as defined below) (each, a "Note Exchange"), (ii) exchange any unexercised portion of such Holder's Warrants into such number of fully paid and nonassessable Exchange Shares equal to the applicable Warrant Exchange Amount (as defined below) (each, a "Warrant Exchange"), and/or (iii) forgo such Holder's right to receive Additional Conversion Obligations in exchange for such number of fully paid and nonassessable Exchange Shares equal to the Payment Default Exchange Amount (as defined below).  The Shareholder shall not deliver any fraction of a share of Exchange Shares upon any exchange.  If the delivery would result in the transfer of a fraction of a share of Exchange Shares, the Shareholder shall round such fraction of a share of Exchange Shares up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes (other than income and similar taxes) that are required to be paid with respect to the transfer and delivery of Exchange Shares upon any exchange hereunder.  For purposes hereof, "Exchange Period" means the period beginning on the first day immediately after the six month anniversary of the Closing Date and ending on the earlier of (I) forty-five (45) days after the later of (A) the Adjustment Date (as defined in the Note) and (B) the Shareholder Approval Date and (II) the date when (i) all obligations of the Company to deliver Conversion Shares (as defined in the Note) pursuant to the Note have been satisfied and the Note is no longer held by an Unaffiliated Holder (as defined below), (ii) all obligations of the Shareholder to deliver Exchange Shares hereunder in connection with any Note Exchange, Warrant Exchange or Payment Default Exchange have been satisfied, (iii) all payment obligations of the Company hereunder owed to the Holder have been satisfied and (iv) all obligations of the Company to deliver Warrant Shares (as defined in the Warrant) pursuant to the Warrant have been satisfied and the Warrant is no longer outstanding.

(b)           Mechanics of Exchange.

(i)           Optional Exchange.  To (A) exchange any Note or Warrant, in whole or in part, into Exchange Shares or (B) forgo the Holder's right to receive Additional Conversion Obligations in exchange for Exchange Shares pursuant to a Payment Default Exchange as contemplated in Section 1(b)(iii) below, on any date (the date of the delivery of the applicable notice set forth below, each an "Exchange Date"), a Holder shall (A) transmit by facsimile (or otherwise deliver in accordance with Section 15(f)), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of exchange in the form attached hereto as Exhibit I (the "Exchange Notice") and a copy of the Written Direction in the form attached hereto as Schedule I to Exhibit I to the Company, the transfer agent of the Company (the "Transfer Agent"), the Shareholder and the Collateral Agent, and (B) if such Exchange Notice includes a Warrant Exchange, either (x) pay to the Shareholder an amount equal to the applicable Exercise Price (as defined in the Warrant) multiplied by the number of Warrant Shares as to which such Warrant is being exchanged (the "Aggregate Exchange Price") in cash or by wire transfer of immediately available funds or (y) notify the Shareholder that such Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(b)(ii) below) and (C) with respect to an exchange of any Note or Warrant, if required by Section 1(f) below, surrender the applicable Note and/or Warrant to a common carrier for delivery to the Shareholder as soon as practicable on or following such date (or an indemnification undertaking reasonably acceptable to the Company with respect to the applicable Note and/or Warrant in the case of its loss, theft or destruction).  On or before the first (1st) Trading Day following the date of receipt of an Exchange Notice, the Company and the Shareholder shall transmit by facsimile a confirmation of receipt of such Exchange Notice to such Holder, the Collateral Agent and the Transfer Agent.  On or before the second (2nd) Trading Day following the date of receipt of an Exchange Notice (the "Share Delivery Date"), the Shareholder shall request the Collateral Agent to release from the Pledged Collateral (as defined in the Pledge Agreement) and deliver, and the Company shall facilitate such release and delivery, (x) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, and such Exchange Shares do not require the placement of any legends restricting transfer of such Exchange Shares, upon the request of such Holder, by crediting such aggregate number of Exchange Shares to which such Holder shall be entitled to such Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (y) if (I) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (II) such Exchange Shares require the placement of legends restricting transfer of such Exchange Shares as required by Section 1(e) below, by transferring and delivering to the address as specified in the Exchange Notice, of a certificate, registered in the name of such Holder or its designee, for the aggregate number of Exchange Shares to which such Holder shall be entitled, which certificate shall, in the case of clause (II), bear a legend in accordance with Section 1(e).  Upon any such transfer of any Exchange Shares to such Holder, such Holder shall have good and marketable title to such shares, free and clear of any liens, encumbrances, restrictions, rights of first refusal or rights of any other Person (including, without limitation, the pledge of such Exchange Shares pursuant to the Pledge Agreement which shall be automatically released solely with respect to such shares upon the consummation of such exchange), except with respect to any restrictions on transfer pursuant to applicable securities laws.  If the applicable Note is physically surrendered for exchange as required by Section 1(f) and the outstanding Principal (as defined in the Note) of such Note is greater than the Principal portion of the Conversion Amount being exchanged, then the Company shall as soon as practicable and in no event later than Share Delivery Date and at its own expense, issue and deliver to such Holder a new Note (in accordance with Section 18(d) of such Note) representing the outstanding Principal not exchanged.  If a Warrant is physically surrendered for exchange as required by Section 1(f) and the number of Warrant Shares represented by such Warrant is greater than the number of Warrant Shares being acquired upon such exchange, then the Company shall as soon as practicable and in no event later than the Share Delivery Date and at its own expense, issue a new Warrant (in accordance with Section 8(d) of such Warrant) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exchange under such Warrant, less the number of Exchange Shares with respect to which such Warrant is exchanged.  The Company, the Shareholder and the Transfer Agent shall treat for all purposes the Person or Persons entitled to receive the Exchange Shares as the transferee or transferees of such Exchange Shares on the Exchange Date.

(ii)           Cashless Exchange of a Warrant.  After the six month anniversary of the date of this Agreement, if a Registration Statement (as defined in the Registration Rights Agreement) covering the delivery to the Holder pursuant to such Registration Statement of the Warrant Shares that are subject to an applicable Exchange Notice is not available for such registered delivery by Mr. Lu (the "Unavailable Warrant Shares") (other than as a result of the occurrence of an Allowable Grace Period (as defined in the Registration Rights Agreement) that occurs prior to the four year anniversary of the date hereof), each Holder, in its sole discretion, during the Exchange Period, may exercise the Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to Mr. Lu upon such exercise in payment of the Aggregate Exchange Price, elect instead to receive upon such exercise the "Net Number" of Common Shares determined according to the following formula (a "Cashless Exercise"):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A=	the total number of shares with respect to which the Warrant is then being exercised.

B=	the Weighted Average Price of the Common Shares (as reported by Bloomberg) for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exchange Notice.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(iii)           Additional Conversion Obligations Payable in a Note Exchange.

(A)           In addition to the foregoing, in connection with any Note Exchange, on the applicable Share Delivery Date, to the extent the Company has not satisfied such obligation pursuant to the Note, the Company shall pay to the exchanging Holder in cash the Additional Conversion Obligations. For purposes of this Agreement (i) "Additional Conversion Obligations" means the sum of (I) the Exchange Make-Whole Amount (as defined below) and (II) any accrued and unpaid Interest (as defined in the Note) on the Conversion Amount of the Holder's Note subject to such Note Exchange and Late Charges (as defined in the Note), if any on such Conversion Amount and Interest, and (ii)  "Exchange Make-Whole Amount" means the amount of any Interest that, but for such Holder's Note Exchange, would have accrued with respect to the Conversion Amount of the Holder's Note subject to such Note Exchange at the Interest Rate (as defined in the Note) (assuming the Interest Adjustment Rate (as defined in the Note) then in effect as of the applicable Exchange Date is the Interest Adjustment Rate through the Maturity Date) for the period from the applicable Exchange Date through the Maturity Date, discounted to present value, using the published yield on two year notes of the U.S. federal government on the Exchange Date.

(B) Notwithstanding the foregoing, if the Company shall fail to pay to such Holder any Additional Conversion Obligations when due in connection with a Note Exchange (a "Payment Default"), the Holder shall be entitled to forgo the Holder's right to receive Additional Conversion Obligations from the Company in exchange for such number of fully paid and nonassessable Exchange Shares at the Payment Default Exchange Rate (a "Payment Default Exchange").  The Exchange Shares delivered by Mr. Lu in satisfaction of the Company's obligation to pay Additional Conversion Obligations shall be referred to as "Lu Additional Conversion Shares". To exercise such right, the Holder shall deliver the notices and follow the procedures set forth in Section 1(b)(i) above.

(c)           Note Exchange Rate; Warrant Exchange Amount; Payment Default Exchange Rate.

(i)           The number of Exchange Shares to be delivered pursuant to a Note Exchange shall be determined by dividing (x) the applicable Conversion Amount subject to the Note Exchange by (y) the Conversion Price (as defined in the Note) (the "Note Exchange Amount").

(ii)           The number of Exchange Shares to be delivered pursuant to a Warrant Exchange shall equal the number of Warrant Shares issuable upon exercise of the Warrant being transferred (as adjusted to the extent such Holder elects to effect a cashless exchange) (the "Warrant Exchange Amount").

(iii)           The number of Exchange Shares to be delivered pursuant to a Payment Default Exchange shall be determined by dividing (x) the amount of the Additional Conversion Obligations subject to the Payment Default that a Holder has agreed to forgo by (y) the Payment Default Conversion Price (the "Payment Default Exchange Amount").  As used herein, "Payment Default Conversion Price" means the lowest of (i) the then applicable Conversion Price (as defined in the Note), (ii) that price which shall be computed as 80% of the Market Price (as defined in the Note) as of the date of delivery of the applicable Exchange Notice requiring the payment of the Additional Conversion Obligations that resulted in such Payment Default and (iii) that price which shall be computed as 80% of the Market Price as of the date of delivery of the Exchange Notice with respect to the applicable Payment Default Exchange.  All such prices shall be appropriately adjusted for any share split, share dividend, share combination or other similar transaction that proportionately decreases or increases the market price of the Common Shares either during any period in which a Market Price is determined or prior to the applicable Exchange Date.

(d)           Company's Failure to Timely Exchange.  If the Shareholder shall fail to deliver a certificate to the Holder or credit the Holder's balance account with DTC, as applicable, for such number of Common Shares to which the Holder is entitled upon a Note Exchange, Warrant Exchange and/or Payment Default Exchange on or prior to the date which is three (3) Trading Days after the Exchange Date (an "Exchange Failure"), and if on or after such Exchange Failure the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Exchange Shares issuable upon such exchange that the Holder anticipated receiving from the Shareholder (an "Exchange Shares Buy-In"), then within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (x) the Company shall pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other reasonable out-of-pocket brokerage expenses, if any) for the Common Shares so purchased (the "Exchange Shares Buy-In Price"), at which point the Shareholder's obligation to deliver a certificate to the Holder (and to deliver such Exchange Shares) or credit the Holder's balance account with DTC for such Exchange Shares shall terminate, or (y) the Shareholder shall promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Exchange Shares or credit such Holder's balance account with DTC and the Company shall pay cash to the Holder in an amount equal to the excess (if any) of the Exchange Shares Buy-In Price over the product of (I) such number of Exchange Shares, times (II) the Closing Bid Price (as defined in the Note) on the Exchange Date.

(e)           Legends.  The Investor understands that, unless the Exchange Shares are transferred to the Investor by Mr. Lu pursuant to an effective registration statement, until such time as the delivery of the Exchange Shares has been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the certificates representing the Exchange Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A, IF APPLICABLE, UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Shareholder shall deliver, or the Company shall re-issue, as applicable, a certificate without such legend to the holder of the Exchange Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC if, unless otherwise required by state securities laws, (i) such Exchange Shares are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel to the holder, in a form reasonably satisfactory to the Company, to the effect that such sale, assignment or transfer of the Exchange Shares may be made without registration under the applicable requirements of the 1933 Act, (iii) the Exchange Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A, if applicable; provided, that such holder provides the Company with reasonable assurance that such Exchange Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A, if applicable, or (iv) the Exchange Shares are transferred to the Investors by Mr. Lu pursuant to an effective resale registration statement.  The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance or delivery.

(f)           Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon exchange of any portion of a Note and/or Warrant in accordance with the terms hereof, a Holder shall not be required to physically surrender such Note or Warrant to the Company or the Shareholder, as applicable, unless (A) with respect to any Note, the full Conversion Amount represented by such Note is being exchanged, (B) with respect to any Warrant, the entire Warrant is being exchanged or (C) such Holder has provided the Company and the Shareholder with prior written notice (which notice may be included in an Exchange Notice) requesting reissuance of such Note and/or Warrant upon physical surrender of such Note and/or Warrant.  Such Holder, the Shareholder and the Company shall maintain records showing the Principal and Interest of any Note exchanged, the number of Warrant Shares issuable upon any Warrant exchanged and the dates of such exchanges or shall use such other method, reasonably satisfactory to such Holder and the Shareholder, so as not to require physical surrender of any Note or Warrant upon exchange.

(g)           Disputes.  In the event of a dispute as to the number of Exchange Shares transferable to such Holder in connection with a Note Exchange, a Warrant Exchange and/or a Payment Default Exchange, the Shareholder and the Company shall cause the transfer and delivery to such Holder of the number of Exchange Shares not in dispute and resolve such dispute in accordance with Section 11.

(h)           Limitations on Exchanges.

(i)           Beneficial Ownership.  The Shareholder shall not effect, and the Company shall not recognize, facilitate or effect, any exchange of any Note or Warrant, and a Holder of any Note or Warrant shall not have the right to exchange any portion of any Note or Warrant, pursuant to this Section 1 or otherwise, to the extent that after giving effect to such exchange, such Holder (together with such Holder's affiliates) would beneficially own in excess of 4.99% ("Maximum Percentage") of the number of Common Shares outstanding immediately after giving effect to such exchange.  For purposes of the foregoing sentence, the number of Common Shares beneficially owned by such Holder and its affiliates shall include the maximum number of Common Shares deliverable upon exchange of the Note and Warrant of such Holder with respect to which the determination of such sentence is being made, but shall exclude the number of Common Shares which would be deliverable upon (A) exchange of the remaining, nonexchanged portion of the Note and Warrant beneficially owned by such Holder or any of its affiliates and (B) exercise, conversion or exchange of the unexercised, unconverted or nonexchanged portion of any other securities of the Company (including, without limitation, any Notes or Warrants of any other Holder) subject to a limitation on exchange, conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 1(h)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act.  For purposes of this Section 1(h)(i), in determining the number of outstanding Common Shares, the Company, the Shareholder and such Holder may rely on the number of outstanding Common Shares as reflected in (x) the most recent Annual and Transition report of Foreign Private Issuers on Form 20-F or Report of Foreign Issuer on Form 6-K of the Company or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other more recent notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding.  For any reason at any time, upon the written or oral request of such Holder, the Company shall within two (2) Business Days confirm in writing to such Holder the number of Common Shares then outstanding.  In any case, the number of outstanding Exchange Shares shall be determined after giving effect to the conversion, exchange or exercise of securities of the Shareholder, including any Note or Warrant, by such Holder or its affiliates since the date as of which such number of outstanding Common Shares was reported.  By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (x) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and the Shareholder and (y) any such increase or decrease will apply only to the Holder and not to any other holder of Notes or Warrants.  The provisions of this paragraph shall be construed and implemented in a manner other than in strict conformity with the terms of this Section 1(h)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(ii)           Maximum Shareholder Shares.  The Shareholder shall not deliver any Exchange Shares upon exchange of any Note or Warrant, whether pursuant to the applicable Section 1, the Pledge Agreement or otherwise, if the delivery of such Exchange Shares would require the delivery of more than the sum of (x) 6,000,000 and (y) the number of Additional Pledged Shares (as defined in the Pledge Agreement) pledged pursuant to the Pledge Agreement, up to a maximum number of 1,000,000 Additional Pledged Shares, in the aggregate (in each case, as adjusted for any stock dividend, stock split, stock combination or other similar transaction affecting the Exchange Shares after the Issuance Date) (the "Maximum Share Cap").  No Buyer shall have delivered to it, upon exchange of Notes or Warrants, a number of Exchange Shares in an amount greater than the product of the Maximum Share Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Buyer pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Buyers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Buyer, the "Maximum Share Cap Allocation").  In the event that any Buyer shall sell or otherwise transfer any of such Buyer's Notes, the transferee shall be allocated a pro rata portion of such Buyer's Maximum Share Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Maximum Share Cap Allocation allocated to such transferee.  In the event that any such holder shall have converted and exchanged such holder's Notes and Warrants in their entirety (such that such holder no longer has any Notes or Warrants) and such holder shall have received a number of Exchange Shares which, in the aggregate, is less than such holder's Maximum Share Cap Allocation, then the difference between such holder's Maximum Share Cap Allocation and the number of Exchange Shares actually delivered to such holder shall be allocated to the respective Maximum Share Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

2.      PURCHASE RIGHTS.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares  (other than Pill Rights (as defined in the Note)) (the "Purchase Rights"), then such Holder will be entitled to receive from the Shareholder, but only to the extent such Holder has not already received such Purchase Rights from the Company, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Shareholder is entitled to, which such Holder could have acquired if such Holder had held the number of Common Shares acquirable upon complete exchange of the Note of such Holder (without taking into account any limitations or restrictions on the convertibility or exchange of such Note) and/or Warrant of such Holder (without taking into account any limitations or restrictions on the exercisability or exchange of such Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

3.      OTHER CORPORATE EVENTS.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a "Corporate Event"), the Company and the Shareholder shall make appropriate provision to insure that such Holder will thereafter have the right to receive upon an exchange of any Note or Warrant, at such Holder's option, (i) in addition to the Common Shares receivable upon such exchange, such securities or other assets to which such Holder would have been entitled with respect to such Common Shares had such Common Shares been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility, exercisability or exchange of any Note or Warrant) or (ii) in lieu of the Common Shares otherwise receivable upon such exchange, such securities or other assets received by such holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had this Agreement initially included exchange rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Note Exchange Rate, the Warrant Exchange Amount or the Payment Default Amount, as applicable, but only to the extent such Holder has not already received the securities or assets contemplated to be received pursuant to such Corporate Event pursuant to the Notes or Warrants.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of a majority of the Registrable Securities.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion, exercise, exchange or redemption of any Note or Warrant.

4.      PARTICIPATION.  Each Holder, as a Holder of Notes and/or Warrants, shall be entitled to receive upon a Note Exercise or Warrant Exercise such dividends paid and distributions (other than Pill Rights) made to the Shareholder in his capacity as a holder of the Exchange Shares to the same extent as if such Holder had exchanged its Note and Warrant into Exchange Shares (without regard to any limitations on exchange herein or elsewhere (other than Section 1(h)(ii) hereof)) and had held such Exchange Shares on the record date for such dividends and distributions; provided, that such payments shall be made if and only to the extent such Holder receives Exchange Shares in a Note Exchange, Warrant Exchange and/or Payment Default Exchange but only to the extent the Holder does not receive such payment or distribution from the Company on or prior to the applicable Share Delivery Date.  Until Exchange Shares are exchanged in a Note Exchange, Warrant Exchange and/or Payment Default Exchange, any such dividends paid or distributions made with respect to such Exchange Shares shall be Pledged Collateral pursuant to, and delivered by the Company to the Collateral Agent to be held in accordance with the Pledge Agreement.  Each Holder, as a Holder of Notes and/or Warrants, shall be entitled to receive any Pill Rights (or, at the option of such Holder, to the extent such Pill Rights become exercisable or have been exercised into equity interests of the Company or any other distribution is made of equity interests of the Company to holders of such Pill Rights, such equity interests of the Company) from the Shareholder, but only to the extent such Holder has not already received such Pill Rights from the Company, made to the holders of Common Shares concurrently with any Note Exchange, Warrant Exchange and/or Payment Default Exchange hereunder to the same extent as if the Holder had held such Common Shares on the record date for such dividend or distribution of Pill Rights.

5.      REPRESENTATIONS AND WARRANTIES.

(a)           The Shareholder hereby represents and warrants to the Investor as follows:

(i)           The Shareholder has the legal capacity and right to execute, deliver, enter into, consummate and perform this Agreement.

(ii)           The Shareholder is an "accredited investor" (as that term is defined in Rule 501 of Regulation D promulgated under the 1933Act) and he is acting for his own account and will acquire any Notes and Warrants for his own account and not with a view to, or for sale in connection with, any distribution or resale of the Notes and Warrants or his or her rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the 1933 Act.

(iii)           The Shareholder understands that, except as provided in the Registration Rights Agreement, the Notes and Warrants have not been and is not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or an exemption from such registration is available.

(iv)           The Shareholder has all requisite power and authority to execute, deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement.  This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against him in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(v)           The execution and delivery by the Shareholder of this Agreement does not and the consummation by the Shareholder of the transactions contemplated hereby will not (a) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Shareholder is a party, or (b) result in a violation of any law, rule, regulation, order, judgment or decree including foreign, federal and state securities laws and regulations and the rules and regulations of The NASDAQ Global Select Market (the "Principal Market") and applicable laws of the British Virgin Islands and of the People's Republic of China ("China")) applicable to the Shareholder, except for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Shareholder to perform its obligations hereunder.

(vi)           No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Shareholder of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby, except for the filing of one or more amendments to the Schedule 13D previously filed by the Shareholder.

(vii)           There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Shareholder, threatened against the Shareholder, which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

(viii)           The Shareholder has good and valid title to the Exchange Shares free and clear of lien, mortgage, security interest, pledge, charge or encumbrance of any kind ("Liens"), other than restrictions on transfer arising under the 1933 Act.  Delivery of the Exchange Shares to the Investor will pass to the Investor good and valid title to the Exchange Shares, free and clear of Liens other than those of the Investor or under securities laws.

(ix)           The Shareholder (i) is a sophisticated person with respect to the Note Exchanges, the Warrant Exchanges and the Payment Default Exchanges, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the Note Exchanges, the Warrant Exchanges and the Payment Default Exchanges; and (iii) has independently and without reliance upon the Investors or the Buyers, and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.  The Shareholder is acting solely for the Shareholder's own account, and has made the Shareholder's own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for the Shareholder based upon the Shareholder's own judgment and upon advice of such advisors as the Shareholder deems necessary.  The Shareholder acknowledges and agrees that the Shareholder is not relying, and has not relied, upon any communication (written or oral) of the Investor or any affiliate, employee or agent of the Investor with respect to the legal, accounting, tax or other implications of this Agreement and that the Shareholder has conducted the Shareholder's own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement.  The Shareholder acknowledges that the Investor has not given Shareholder any investment advice, credit information or opinion on whether to consummate the Note Exchanges, the Warrant Exchanges and the Payment Default Exchanges.  The Shareholder acknowledges that neither the Investor nor any affiliate, employee or agent of the Investor is acting as a fiduciary for or an advisor to the Shareholder in respect of this Agreement.

(x)           The Shareholder understands that the Notes and Warrants are being offered and exchanged to him or her in reliance on specific exemptions from the registration requirements of United States federal and state securities laws.

(xi)           The Shareholder understands that the Notes and the Warrants shall bear the legends set forth in Section 2(g) of the Securities Purchase Agreement and, except as consented to by the Company, such legends shall not be removed except in accordance with Section 2(g) of the Securities Purchase Agreement.

(xii)           The Shareholder is not acquiring the Notes or Warrants as a result of any advertisement, article, notice or other communication regarding the Notes or Warrants published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(xiii)          The Shareholder has not, and to his knowledge no one acting on his or her behalf, has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company.

(xiv)          The Shareholder has not taken any action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(xv)           The Shareholder understands and acknowledges that the Note Exchange Rate, the Warrant Exchange Amount and the Payment Default Exchange Rate will increase in certain circumstances.  The Shareholder further acknowledges that its obligation to exchange the Exchange Shares for the Notes and/or the Warrants in accordance with this Agreement is absolute and unconditional regardless of the dilutive effect (subject to the Maximum Share Cap) that such issuance may have on the ownership interests of the Shareholder or other shareholders of the Company.

(b)           Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Shareholder as follows:

(i)           The Investor is an entity duly organized and validly existing under the laws of the jurisdiction of its formation.

(ii)           The Investor is an "accredited investor" (as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act and the Investor will acquire the Exchange Shares solely for its own account (or in connection with, or pursuant to, one or more participation agreements by such Buyer with, and for the benefit of, one or more funds or managed accounts that are "accredited investors" (as defined in Rule 501(a) of Regulation D) that are managed by the investment manager of such Buyer)  and not with a view to, or for sale in connection with, any distribution or resale of the Exchange Shares or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the 1933 Act.

(iii)           The Investor understands that, except as provided in the Registration Rights Agreement, the Exchange Shares have not been and is not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or an exemption from such registration is available.

(iv)           The Investor has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement.  This Agreement has been duly and validly authorized, executed and delivered by the Investor and shall constitute the legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(v)           The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby will not (a) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or (b) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Investor, except for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

(vi)           No consent, approval, permit, order, notification or authorization of, or any exemption from registration, declaration or filing with, any person (governmental or private) is required in connection with the execution, delivery and performance by the Investor of this Agreement or the consummation by the Investor of the transactions contemplated hereby.

(vii)         There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Investor, threatened against the Investor, which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

(viii)        The Investor has good and valid title to the Notes and the Warrants free and clear of any Liens, other than restrictions on transfers arising under the 1933 Act.  Delivery of the Notes and the Warrants to the Shareholder will pass to the Shareholder good and valid title to the Notes and the Warrants, free and clear of Liens other than those of the Shareholder or under securities laws.

(ix)           The Investor (i) is a sophisticated person with respect to the Note Exchanges, the Warrant Exchanges and the Payment Default Exchanges, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the Note Exchanges, the Warrant Exchanges and the Payment Default Exchanges; and (iii) has independently and without reliance upon the Shareholders, and based on such information as the Investor has deemed appropriate, made its own analysis and decision to enter into this Agreement.  The Investor has made the Investor's own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for the Investor based upon the Investor's own judgment and upon advice of such advisors as the Investor deems necessary.  The Investor acknowledges and agrees that the Investor is not relying, and has not relied, upon any communication (written or oral) of the Shareholder or any affiliate, employee or agent of the Shareholder with respect to the legal, accounting, tax or other implications of this Agreement and that the Investor has conducted the Investor's own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement.  The Investor acknowledges that the Shareholder has not given Investor any investment advice, credit information or opinion on whether to consummate the Note Exchanges, the Warrant Exchanges and the Payment Default Exchanges.  The Investor acknowledges that neither the Shareholder nor any affiliate, employee or agent of the Shareholder is acting as a fiduciary for or an advisor to the Investor in respect of this Agreement.

(x)           The Investor understands that, unless the Exchange Shares are transferred to the Investor by Mr. Lu pursuant to an effective registration statement, the Exchange Shares will be offered and exchanged with the Investor in reliance on specific exemptions from the registration requirements of United States federal and state securities laws.

(xi)           The Investor is not acquiring the Exchange Shares as a result of any advertisement, article, notice or other communication regarding the Exchange Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the Investor's knowledge, any other general solicitation or general advertisement.

6.      COVENANTS OF THE SHAREHOLDER.

(a)           Additional Share Powers.

(i)           If at any time the Collateral Agent holds less than ten (10) share powers for the Pledged Shares, duly executed and delivered by the Shareholder and including a Medallion Guarantee, except to the extent the Company's Transfer Agent has agreed in writing to transfer the Pledged Shares without any such Medallion Guarantee (each, a "Share Power"), then no later than three (3) Business Days after the Company's or the Shareholder's receipt of a written request by the Collateral Agent for additional Share Powers, the Shareholder shall deliver to the Collateral Agent such number of Share Powers requested.

(ii)           Upon any Note Exchange, Warrant Exchange or Payment Default Exchange in which a Holder receives certificated Exchange Shares, the Shareholder shall, no later than the Share Delivery Date, cause a replacement Share Power to be delivered to the Collateral Agent.

(b)           Lock-Up Agreement. The Shareholder shall not amend or waive any provision of any of the Lock-Up Agreement between the Shareholder and the Company except to extend the term of the lock-up period.

(c)           Noncircumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its Memorandum and Articles of Association, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, and will at all times in good faith carry out all of the provisions of this Agreement and take all action as may be required to protect the rights of the Investor and the Holders of the Notes and Warrants set forth herein.  The Shareholder hereby covenants and agrees that he will not avoid or seek to avoid the observance or performance of any of the terms of this Agreement, and will at all times in good faith carry out all of the provisions of this Agreement and take all actions as may be reasonably required to protect the rights of the Investor as the Holder of the Notes and Warrants set forth herein. For the avoidance of doubt, solicitation by the Company in accordance with the requirements of the Notes and the Securities Purchase Agreement of the consents of the Required Noteholders to any amendment, modification or waiver of any provision of the Notes shall not be deemed an avoidance of performance of the terms of this Agreement.

7.           REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under this Agreement and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder's right to pursue damages for any failure by the Company or the Shareholder to comply with the terms of this Agreement.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company or the Shareholder(or the performance thereof).  The Company and the Shareholder each acknowledge that a breach by it of its obligations hereunder will cause irreparable harm to each Holder and that the remedy at law for any such breach may be inadequate.  The Company and the Shareholder each therefore agree that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

8.           PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Agreement is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Holder otherwise takes action to collect amounts due under this Agreement or to enforce the provisions of this Agreement or (b) there occurs any bankruptcy, reorganization, receivership of the Company or the Shareholder or other proceedings affecting Company or the Shareholder creditors' rights and involving a claim under this Agreement, then the Company shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

9.           CONSTRUCTION; HEADINGS.  This Agreement shall be deemed to be jointly drafted by the Shareholder, the Investor and the Company and shall not be construed against any person as the drafter hereof.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

10.           FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.           DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Note Exchange Rate, any Warrant Exchange Amount or any Payment Default Exchange Rate, the Shareholder shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Exchange Notice or other event giving rise to such dispute, as the case may be, to the applicable Holder.  If such Holder and the Shareholder are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to such Holder, then the Shareholder shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by such Shareholder and approved by the Holder, such consent not to be unreasonably withheld, or (b) the disputed arithmetic calculation of the Note Exchange Rate, Warrant Exchange Amount or Payment Default Exchange Rate to an independent, outside accountant, selected by such Shareholder and approved by the Holder, such consent not to be unreasonably withheld.  The Shareholder, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Shareholder and such Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12.           TERMINATION.  Upon the expiration of the Exchange Period, this Agreement, other than the provisions of Sections 14 and 15 hereof (which shall survive) shall automatically terminate and shall be null and void.

13.           WAIVER OF NOTICE.  To the extent permitted by law, the Company and the Shareholder hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Agreement.

14.           AGREEMENT TO RESTRICT VOTING RIGHTS; SUCCESSOR COLLATERAL AGENT.

(a)           Definitions.

(i)           "Bankruptcy Case" means any proceeding commenced by or against the Company under any provision of the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and all converted or succeeding cases in respect thereof.

(ii)           "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

(iii)           "Required Unaffiliated Holders" means holders of a majority of the principal amount of Notes held by Unaffiliated Holders.

(iv)           "Shareholder Affiliate" means any of the Shareholder's family members, affiliates or agents, the Company and any Subsidiary.

(v)           "Shareholder Obligations" means any and all indebtedness, claims, debts, liabilities, obligations, fees and expenses of the Company owing to the Shareholder or any Shareholder Affiliates pursuant to the Notes held or owned, beneficially or of record, by the Shareholder and all Shareholder Affiliates.

(vi)           "Unaffiliated Holders" means the holders of Notes, other than those held or owned, beneficially or of record, by the Shareholder or any Shareholder Affiliates.

(b)           In any Bankruptcy Case by or against the Company,

(i)           the Required Unaffiliated Holders of the Notes may, and are hereby irrevocably authorized and empowered (in the name of the Unaffiliated Holders or in the name of the Shareholder, a Shareholder Affiliate or otherwise), but shall have no obligation, to (x) demand, sue for, collect and receive every payment or distribution referred to in this Section 14 and give acquittance therefor and (y) file claims and proofs of claim in respect of any Shareholder Obligations and take such other action (including, without limitation, voting such Shareholder Obligations or enforcing any security interest or other lien securing payment of any Shareholder Obligations) as the Unaffiliated Holders may reasonably deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Unaffiliated Holders hereunder;

(ii)           the Shareholder and each Shareholder Affiliate (each, solely in his or its capacity as a holder of Notes) hereby agrees to (i) file all claims and/or proofs of claim with respect to the Shareholder Obligations as directed by the Required Unaffiliated Holders, (ii) vote as directed by the Required Unaffiliated Holders with respect to any plan of reorganization proposed by the Required Unaffiliated Holders, the Company or any other party and (iii) promptly take such action as the Required Unaffiliated Holders may reasonably request (x) to collect the respective Shareholder Obligations for the account of the Unaffiliated Holders and to file appropriate claims or proofs of claim with respect thereto and (y) to execute and deliver to the Required Unaffiliated Holders such powers of attorney, assignments or other instruments as the Required Unaffiliated Holders may reasonably request in order to enable them to enforce any and all claims with respect to such Shareholder Obligations; and

(iii)          no objection will be raised by the Shareholder or any Shareholder Affiliate (each, solely in his or its capacity as a holder of Notes) to any motion made by the Required Unaffiliated Holders in a Bankruptcy Case of the Company, including without limitation, a motion by the Required Unaffiliated Holders (or any agent thereof, if applicable) for relief from the automatic stay in any proceeding under the Bankruptcy Code to foreclose on or sell any collateral of the Company.

(iv)          Notwithstanding anything to the contrary contained herein, each Note, whether held by the Shareholder, a Shareholder Affiliate or an Unaffiliated Holder, shall be parri passu in right of payment with all other Notes.

(c)           Successor Collateral Agent.  The Shareholder hereby covenants and agrees to take all actions reasonably requested by the Collateral Agent to secure a successor Collateral Agent satisfactory to the Buyers in their sole discretion (it being acknowledged and agreed by the Buyers that The Bank of New York Mellon is a satisfactory successor collateral agent), as promptly as practicable, including, without limitation, by executing a collateral agency agreement or similar agreement and/or amendment to the Pledge Agreement reasonably requested or required by the successor Collateral Agent. Any fees in connection therewith shall be paid by the Company.

15.           MISCELLANEOUS.

(a)        Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Each of the Company and the Shareholder hereby appoints C T Corporation System, with offices at 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in New York.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)        Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)        Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)        Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e)        Entire Agreement; Amendments.  This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Investor, the Shareholder, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Shareholder, the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Shareholder, the Company and such Holders of at least a majority of the aggregate number of Registrable Securities issued and issuable pursuant to the Securities Purchase Agreement and under the Notes, and any amendment to this Agreement and the Other Agreements made in conformity with the provisions of this Section 15(e) shall be binding on the Investor and holders of Securities, as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No such amendment shall be effective to the extent that it applies to less than all of such Holders of the applicable Securities then outstanding.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement or any Other Agreement unless the same consideration also is offered to all of the parties to this Agreement, any Other Agreement and the Holders of Notes or Holders of the Warrants, as the case may be.  Neither the Shareholder nor the Company has, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

(f)         Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

A-Power Energy Generation Systems, Ltd.
No. 44 Jingxing Road
Tiexi District
Shenyang, Liaoning Province
China 110021
Telephone:      86-24-85617888
Facsimile:       86-24-85830606
Attention:        John Lin

With a copy (for informational purposes only) to:

Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York 10036
Telephone:      (212) 626-4965
Facsimile:       (212) 310-1802
Attention:       Omer Ozden, Esq.

If to the Shareholder:

c/o A-Power Energy Generation Systems, Ltd.
No. 44 Jingxing Road
Tiexi District
Shenyang, Liaoning Province
China 110021
Telephone:      86-24-85617888
Facsimile:       86-24-85830606

With a copy (for informational purposes only) to:

Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York 10036
Telephone:      (212) 626-4965
Facsimile:       (212) 310-1802
Attention:       Omer Ozden, Esq.

If to the Transfer Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Telephone:      (212) 509-4000
Facsimile:       (212) 616-7615
Attention:       Account Administration: A-Power Energy
                       Generation Systems, Ltd.

If to the Investor, to its address and facsimile number set forth on the Schedule of Investors, with copies to the Investor's representatives as set forth on the Schedule of Investors,

with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Telephone:      (212) 756-2000
Facsimile:       (212) 593-5955
Attention:       Eleazer N. Klein, Esq.
E-mail:           eleazer.klein@srz.com

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

Any document shall be deemed to have been duly served if marked for the attention of the agent for service of process at its address (as set forth in Section 9(a) of the Securities Purchase Agreement) or such other address in the United States as may be notified to the party wishing to serve the document and delivered in accordance with the notice provisions set forth in this Section 15(f).

If the Company's or the Shareholder's agent for service of process at any time ceases for any reason to act as such, the Company or the Shareholder, as applicable, shall appoint a replacement agent having an address for service in the United States and shall notify the Investor in writing of the name and address of the replacement agent.  Failing such appointment and notification, the Investor shall be entitled by notice to the Company or the Shareholder, as applicable, to appoint a replacement agent to act on the Company's or the Shareholder's, as applicable, behalf.  The provisions of this Section 15(f) applying to service on an agent for service of process apply equally to service on a replacement agent.

 (g)        Payments.  Whenever any payment of cash is to be made by the Company or the Shareholder to any Person pursuant to this Agreement, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company or the Shareholder, as applicable, and sent via overnight courier service to such Person at such address as previously provided to the Company or the Shareholder, as applicable, in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that such Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company or the Shareholder, as applicable, with prior written notice setting out such request and such Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Agreement is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.  Any amount due by the Company or the Shareholder under this Agreement which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

(h)        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes and/or the Warrants.  Neither the Company nor the Shareholder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of such Holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder, including by way of a Fundamental Transaction (as defined in the Note and the Warrant) (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes and the Warrants).  The Investor may assign some or all of its rights hereunder without the consent of the Company or the Shareholder, in which event such assignee shall be deemed to be an Investor hereunder with respect to such assigned rights.

(i)         No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(j)         Survival.  The representations and warranties of the parties hereto, and the agreements and covenants set forth herein shall survive the Closing.

(k)        Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)         No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)       Remedies.  The Investor and each Holder shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  Furthermore, the Company and the Shareholder recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Investor and the Holders.  The Company and the Shareholder each therefore agree that the Investor and the Holders shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n)        Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Holder exercises a right, election, demand or option under this Agreement and the Company or the Shareholder does not timely perform its related obligations within the periods therein provided, then the Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company and the Shareholder, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o)        Payment Set Aside.  To the extent that the Company or the Shareholder makes a payment or payments to the Investor or the Holders hereunder or pursuant to any of the other Transaction Documents or the Investor or the Holders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company or the Shareholder, as applicable, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p)        Independent Nature of Buyers' Obligations and Rights.  The obligations of the Investor, each Other Buyer and each Holder under any Transaction Document are several and not joint with the obligations of the Investor, any Other Buyer or other Holder, and no Investor, Buyer or Holder shall be responsible in any way for the performance of the obligations of any Investor, Other Buyer or other Holder under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Investor, Other Buyer or Holder pursuant hereto or thereto, shall be deemed to constitute the Investor, the Other Buyers or the Holders as, and the Company and the Shareholder each acknowledge that the Investor, the Other Buyers and the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor, the Other Buyers and Holders are in any way acting in concert or as a group, and neither the Company nor the Shareholder shall assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company and the Shareholder each acknowledge that the Investor, the Other Buyers and Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company and the Shareholder each acknowledge and the Investor, each Other Buyer and each Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.  The Investor, each Other Buyer and each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any Investor, Other Buyer or other Holder to be joined as an additional party in any proceeding for such purpose.

(q)        Currency.  Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars.  All amounts owing under this Agreement or any Transaction Document shall be paid in US dollars.  All amounts denominated in other currencies shall be converted in the US dollar equivalent amount in accordance with the Currency Exchange Rate on the date of calculation.  "Currency Exchange Rate" means, in relation to any amount of currency to be converted into US dollars pursuant to this Agreement, the US dollar Currency Exchange Rate as published in The Wall Street Journal on the relevant date of calculation.

(r)         Judgment Currency.

 (i)           If for the purpose of obtaining or enforcing judgment against the Company or the Shareholder in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 15(r) referred to as the "Judgment Currency") an amount due in US Dollars under this Agreement, the conversion shall be made at the Currency Exchange Rate prevailing on the Business Day immediately preceding:

(1)      the date of actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(2)      the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter referred to as the "Judgment Conversion Date").

 (ii)          If in the case of any proceeding in the court of any jurisdiction referred to in Section 15(r)(i)(2) above, there is a change in the Currency Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Currency Exchange Rate prevailing on the date of payment, will produce the amount of US Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Currency Exchange Rate prevailing on the Judgment Conversion Date.

 (iii)        Any amount due from the Company or the Shareholder under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(s)        MOST FAVORED NATION.  The Company and the Shareholder each hereby represent and warrant as of the date hereof and covenant and agree from and after the date hereof that none of the terms offered to any of the Buyers (or any successor or assign thereof) with respect to any amendment, settlement or waiver (each a "Settlement Document") relating to the terms, conditions and transactions contemplated hereby or under any Other Agreement, is or will be more favorable to such Person than those of the Investor and this Agreement shall be, without any further action by the Investor or the Company or the Shareholder, deemed amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms contained in such Settlement Document.  Notwithstanding the foregoing, the Company and the Shareholder agrees, at the Company's expense, to take such other actions (such as entering into amendments to the Transaction Documents) as the Investor may reasonably request to further effectuate the foregoing.

(t)         DISCLOSURE. Upon receipt or delivery by the Company or the Shareholder of any notice in accordance with the terms of this Agreement, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Report of Foreign Issuer on Form 6-K or otherwise.  In the event that the Company or the Shareholder believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company or the Shareholder, as applicable, so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, such Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Shareholder, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

A-POWER ENERGY GENERATION SYSTEMS, LTD.

By:
Name:
Title:

[Signature page to Put Agreement]

IN WITNESS WHEREOF, the Shareholder, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

JINXIANG LU

[Signature page to Put Agreement]

IN WITNESS WHEREOF, the Shareholder, the Investor and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

THE INVESTOR:

By:
Name:
Title:

[Signature page to Put Agreement]

EXHIBIT I

A-POWER ENERGY GENERATION SYSTEMS, LTD.
EXCHANGE NOTICE

Reference is made to the Senior Convertible Note (the "Note") and Warrant (the "Warrant") issued to the undersigned by A-Power Energy Generation Systems, Ltd., a Company organized under the laws of the British Virgin Islands (the "Company").  In accordance with and pursuant to that certain Put Agreement, dated as of June 19, 2009 (the "Put Agreement"), by and among, the undersigned, the Company and Jinxiang Lu (the "Shareholder"), the undersigned hereby elects to consummate a Note Exchange, a Warrant Exchange and/or Payment Default Exchange into Exchange Shares as described below.  Capitalized terms not defined herein shall have the meaning as set forth in the Put Agreement.

Date of Exchange:

Please confirm the following information:

Number of Exchange Shares to be delivered:

If Exchange includes a Note Exchange:

Aggregate Conversion Amount being exchanged____________________

If Exchange includes a Warrant Exchange:

1.  Form of Exercise Price.  The Holder intends that payment of the Aggregate Exchange Price shall be made as:

____________                                a "Cash Exercise" with respect to _________________ Warrant
Shares; and/or

____________                                a "Cashless Exercise" with respect to _______________ Warrant
Shares.

2.  Payment of Exercise Price.  In the event that the Holder has elected a Cash Exercise with respect to some or all of the Exchange Shares to be exchanged pursuant hereto, the Holder shall pay the Aggregate Exchange Price in the sum of $___________________ to the Shareholder in accordance with the terms of the Put Agreement.

If Exchange includes a Payment Default Exchange:

Additional Conversion Obligations being forgone ____________________

Notwithstanding
anything to the contrary contained herein, this Exchange Notice shall constitute a representation by the Holder submitting this Exchange Notice that, after giving effect to the exchange provided for in this Exchange Notice, such Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person's affiliates) of a number of Common Shares which exceeds the Maximum Percentage (as defined in the Put Agreement) of the total outstanding Common Shares of the Company as determined pursuant to the provisions of Section 1(h)(i) of the Put Agreement.

Please issue the Exchange Shares in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

[INVESTOR]

By:

Name:
Title:

Schedule I to Exhibit I

Written Direction to Collateral Agent and Transfer Agent

This Written Direction (this "Written Direction"), dated as of [      __, 200__], refers to (i) that certain Pledge Agreement, dated June 19, 2009 (the "Pledge Agreement"), by and among A-Power Energy Generation Systems, Ltd., a company incorporated under the laws of the British Virgin Islands, with headquarters located at No.44 Jingxing Road, Tiexi District, Shenyang, Liaoning Province, China, 110021 (the "Company"), Jinxiang Lu, a natural person in his personal capacity and not in his capacity as an officer, director, employee or agent of the Company or any of its Subsidiaries (the "Shareholder") and Hudson Bay Fund LP, as collateral agent (the "Collateral Agent") and (ii) that certain Put Agreement, dated June 19, 2009 (the "Put Agreement"), by and among the undersigned, the Shareholder and the Company.  Capitalized terms used but not defined herein shall have the meaning given to them in the Put Agreement.
1.           In accordance with Section 1 of the Put Agreement, the undersigned hereby directs the Collateral Agent to deliver a certificate (the "Certificate") representing at least _______ Common Shares (the "Exchange Notice Share Amount") and a share power, duly executed by the Shareholder with a medallion guarantee, each of which is held by the Collateral Agent pursuant to the Pledge Agreement, to the Transfer Agent at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Telephone:     (212) 509-4000
Facsimile:       (212) 616-7615
Attention:      Account Administration: A-Power Energy Generation Systems, Ltd.

2.           In accordance with Section 1 of the Put Agreement, the undersigned hereby directs the Transfer Agent, to (i) issue the Exchange Notice Share Amount of such Common Shares in accordance with the attached Exchange Notice and (ii) if the number of Common Shares represented by the Certificate exceeds the Exchange Notice Share Amount, deliver a certificate with respect to such excess number of shares with an identical legend to any legend set forth on the Certificate to the Collateral Agent at the following address:

Hudson Bay Fund LP
120 Broadway, 40th Floor
New York, New York 10271
Facsimile:     646-214-7946
Attention:      Yoav Roth
                                         George Antonopolous

Very truly yours,

[INVESTOR]

By:
Name:
Title:

ACKNOWLEDGMENT

The Company and the Shareholder hereby acknowledge this Exchange Notice and Written Direction and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of Common Shares in accordance with the Transfer Agent Instructions dated June 19, 2009 from the Shareholder and the Company and acknowledged and agreed to by Continental Stock Transfer & Trust Company.

A-POWER ENERGY GENERATION SYSTEMS, LTD.

By:
Name:
Title:

JINXIANG LU